UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 29, 2010

FLORIDA COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

                                                                Florida                                                                        000-1170902                                                                              35-2164765
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)	Identification No.)

1400 North 15th Street, Immokalee, Florida 34142
(address of principal executive offices)

Registrant’s telephone number: (239) 657-3171

______________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.                      Bankruptcy or Receivership.

On January 29, 2010, Florida Community Bank (the “Bank”), the principal operating subsidiary of Florida Community Banks, Inc. (the “Company”) was closed by the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.

As indicated in the FDIC press release dated January 29, 2010, subsequent to the closure, Premier American Bank, N.A., Miami, Florida (“Premier”), assumed all of the deposits of the Bank, and purchased approximately $499.1 million of the Bank’s assets in a transaction facilitated by the FDIC.

Beginning on February 1, 2010, the 11 offices of the Bank reopened as branches of Premier. Customers who have questions about the foregoing matters, or who would like information about the closure of the Bank, may visit the FDIC’s web site at http://www.fdic.gov/bank/individual/failed/floridacommunity.html or call the FDIC toll-free at 1.800.523.8275.

The Company’s principal asset is the capital stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has minimal remaining tangible assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company does not believe that any recovery will be realized.

Item 2.04.                      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2036

As of January 29, 2010, the Company had approximately $20 million Floating Rate Junior Subordinated Deferrable Interest Rate Debentures Due 2036 (the “Debentures”) outstanding pursuant to an Indenture, dated as of May 12,2006 (the “Indenture”), by and between the Company and Wells Fargo Delaware Trust Company, N.A., a national banking association, as trustee (“Trustee”). The January 29, 2010 appointment of the FDIC as receiver of the Bank constitutes a triggering event, also termed an “Event of Default,” under the Indenture. Under the Indenture, an Event of Default occurs if, among other things, a receiver is appointed for the Company or any substantial part of its property, including the Bank. Upon such Event of Default, the principal amount of the Notes becomes immediately due and payable without any declaration or other action on the part of the Trustee or any holder of the Notes.

Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2032

As of January 29, 2010, the Company had approximately $10 million Floating Rate Junior Subordinated Deferrable Interest Rate Debentures Due 2032 (the “Debentures”) outstanding pursuant to an Indenture, dated as of June 21, 2002 (the “Indenture”), by and between the Company and Wells Fargo Delaware Trust Company, N.A., a national banking association, as trustee (“Trustee”). The January 29, 2010 appointment of the FDIC as receiver of the Bank constitutes a triggering event, also termed an “Event of Default,” under the Indenture. Under the Indenture, an Event of Default occurs if, among other things, a receiver is appointed for the Company or any substantial part of its property, including the Bank. Upon such Event of Default, the principal amount of the Notes becomes immediately due and payable without any declaration or other action on the part of the Trustee or any holder of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA COMMUNITY BANKS, INC.
(Registrant)
Date: February 2, 2010

/s/ Guy Harris
Chief Financial Officer